UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/14/2009

INTERNATIONAL FUEL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25367

NV	880357508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-727-3333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 14, 2009, the Board of Directors (the "Board") of International Fuel Technology, Inc. (the "Company") appointed Dr. Fer Eren to the Board. Dr. Eren will succeed Mr. Harry F. Demetriou as a member of the Board. Mr. Demetriou, who served as a member of the Company's compensation committee and audit committee, passed away on May 26, 2009. Dr. Eren qualifies as an independent director as such term is defined in the listing standards of The Nasdaq Stock Market and the rules and regulations promulgated by the Securities and Exchange Commission.

Dr. Eren, age 46, is a board-certified physician with extensive managerial and administrative experience. Dr. Eren is a member of and a practicing physician in the medical practice of Eren and Atluri, M.D.s, LLC, having served in such role since 2003. Previously, Dr. Eren founded and was the Managing Director of Medcheck Diagnostic Center, Inc., a diagnostic clinic, and an owner of Medplus, a medical equipment sales and distribution company.

In connection with Dr. Eren's appointment to the Board, on August 14, 2009, the Board granted Dr. Eren an option to purchase 100,000 shares of the Company's common stock. The option, which vests immediately, has an exercise price of $0.25 per share and a term of 5 years commencing from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY, INC.

Date: August 14, 2009	By:	/s/ Stuart D. Beath
Stuart D. Beath
Chief Financial Officer